Exhibit 99.1

For Immediate Release:


             ALLCITY INSURANCE COMPANY ANNOUNCES APPROVAL OF PLAN OF
                  ACQUISITION BY NEW YORK INSURANCE DEPARTMENT


New York, NY - (Business Wire) - October 31, 2003. Allcity Insurance Company (OTCBB: ALCI.OB) ("Allcity") announced today that the New York Insurance Department has approved the Plan for Acquisition of Minority Interests in Allcity Insurance Company Pursuant to Section 7118 of the New York Insurance Law (the "Plan of Acquisition") previously adopted by Leucadia National Corporation ("Leucadia"). Pursuant to the Plan of Acquisition, Leucadia will acquire all outstanding shares of Allcity's common stock that it does not beneficially own for $2.75 per share in cash. The Plan of Acquisition is expected to become effective on November 12, 2003. A copy of the Plan of Acquisition was mailed to Allcity shareholders on October 28, 2003.

           Upon effectiveness of the Plan of Acquisition, Allcity will cease to be a publicly held company and shareholders of Allcity will be promptly sent notice of its effectiveness. The Plan of Acquisition may be terminated and the acquisition of Allcity's common stock abandoned by the Board of Directors of Leucadia at any time prior to its effectiveness in its sole discretion.


CONTACT:  Allcity Insurance Company
          Douglas Whitenack
          (718) 422-4000